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                                                                    EXHIBIT 23.3

                  CONSENT OF CIBC WOOD GUNDY SECURITIES CORP.

     CIBC Wood Gundy Securities Corp. provided an opinion letter dated September 28, 1997 (the "Opinion") to the Board of Directors of CompuRAD, Inc. ("CompuRAD"). We hereby consent to the use of Annex C-2 containing the Opinion in the Joint Proxy Statement/Prospectus constituting a part of the registration statement on Form S-4 relating to the merger of a wholly-owned subsidiary of Lumisys Incorporated with and into CompuRAD and to the references to the CIBC Wood Gundy Securities Corp. name in the Joint Proxy Statement/Prospectus in connection with references to the Opinion. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

November 3, 1997

                                              /s/ CIBC WOOD GUNDY SECURITIES
                                                         CORP.